PEPCO HOLDINGS LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

TABLE OF CONTENTS

Section I Defined Terms		1

Section II Formation and Name; Office; Purpose		3

2.1.	Formation	3
2.2.	Name of the Company	3
2.3.	Purpose	3
2.4.	Principal Office	3
2.5.	Resident Agent	3
2.6.	Members	3
2.7.	Tax Status	3
2.8.	Authorized Person/Certificate of Formation	3
2.9.	Certificate of Membership Interests	3

Section III Members; Capital; Capital Accounts		4

3.1.	Initial Capital Contributions	4
3.2.	No Other Capital Contributions Required	4

Section IV Profit, Loss, and Distributions		4

4.1.	Distributions of Cash Flow	4
4.2.	Allocation of Profit or Loss	4
4.3.	Liquidation and Dissolution	4

Section V Management: Rights, Powers, and Duties		4

5.1.	Members	4
5.2.	Board of Directors	5
5.3.	Officers	9

Section VI Liabilities and Indemnification		11

6.1.	Duties of Directors Generally	11
6.2.	Indemnity	11
6.3.	Indemnity for actions By or In the Right of the Company	12
6.4.	Indemnify if Successful	12
6.5.	Expenses	12
6.6.	Advance Payment of Expense	12
6.7.	Other Arrangements Not Excluded	12
6.8.	Survival	13
6.9.	Amendments	13
6.10.	Nonpetition by Officers and Directors	13

Section VII Transfer of Interests		14

7.1.	Transfers	14
7.2.	Transfer to a Successor	14

Section VIII Dissolution, Liquidation, and Termination of the Company		14

8.1.	Events of Dissolution	14
8.2.	Bankruptcy of a Member	14
8.3.	Procedure for Winding Up and Dissolution	14
8.4.	Filing of Cancellation of Certificate	14

Section IX Books, Records, Accounting, and Tax Elections		14

9.1.	Bank Accounts	14
9.2.	Fiscal Year	15

Section X Separateness		15

10.1.	Separateness	15
10.2.	No Effect	15

Section XI General Provisions		16

11.1.	Assurances	16
11.2.	Applicable Law	16
11.3.	Section Titles	16
11.4.	Binding Provisions	16
11.5.	Rules of Construction	16
11.6.	Amendments	17
11.7.	Separability of Provisions	17

Pepco Holdings LLC
Amended and Restated Limited Liability Company Agreement
This Amended and Restated Limited Liability Company Agreement is entered into as of this 1st day of May 2019, by Pepco Holdings LLC, a Delaware limited liability company (the “Company”), PH Holdco LLC, a Delaware limited liability company (“PH Holdco”).
Introductory Statement
The board of directors of Pepco Holdings, Inc., a Delaware corporation (“PHI”), authorized the conversion of PHI into the Company pursuant to Section 266 of the General Corporation Law of the State of Delaware and Section 18-214 of the Limited Liability Company Act of the State of Delaware (the “Conversion”), and the Conversion was approved by Exelon Corporation (“Exelon”) and Exelon Energy Delivery Company, LLC (“EEDC”), as the shareholders of PHI. PHI, Exelon and EEDC have caused to be filed with the Secretary of State of Delaware the Certificate of Conversion and the Certificate of Formation required by Section 18-214(b) of the Act, and the Conversion has become effective.
The terms and conditions under which the Company is to be organized and operated are as follows:
Section I
Defined Terms
The following capitalized terms shall have the meanings specified in this Section I. Other terms are defined in the text of this Agreement, and those terms shall have the meanings ascribed to them.
“Act” means the Delaware Limited Liability Company Act, as amended from time to time.
“Affiliate” means, with respect to a Person, an entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” means the direct or indirect ownership of fifty percent (50%) or more of the outstanding capital stock or other equity interests having ordinary voting power.
“Agreement” means this Agreement, as amended from time to time.
“Board” means the Board of Directors of the Company.
“Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.
“Company” means the limited liability company organized in accordance with this Agreement.
“Conversion” has the meaning specified in the Introductory Statement.
“Director” means a member of the Board of Directors of the Company.

“EEDC” has the meaning specified in the Introductory Statement.
“Exelon” has the meaning specified in the Introductory Statement.
“Interest” means a Person’s share of the Profits and Losses of, and the right to receive distributions from, the Company.
“Member” means Exelon and EEDC as of the effective time of the Conversion and, subsequently, EEDC as Successor to the Interest of Exelon following the transfer of Exelon’s Interest to EEDC, and, subsequently, PH Holdco LLC, a Delaware limited liability company, as Successor to the Interest held by EEDC following the transfer of EEDC’s Interest to PH Holdco LLC, and any Person who subsequently is admitted as a Member of the Company.
“Person” means and includes an individual, corporation, partnership, association, limited liability company, trust, estate or other entity.
“PHI” has the meaning provided in the Introductory Statement.
“Profit” and “Loss” means, for each taxable year of the Company (or other period for which Profit or Loss must be computed) the Company’s taxable income or loss determined in accordance with the Code.
“Regulation” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.
“Ring-Fence Effective Date” means the date on which EEDC transfered its Interest to PH Holdco LLC.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly, through one or more intermediaries, or both, by such Person.
“Successor” means all Persons to whom all or any part of an Interest is transferred either because of the Transfer by a Member of all or any part of the Member’s Interest by Transfer, by operation of law, or otherwise.
“Transfer” means, when used as a noun, any voluntary sale, hypothecation, pledge, assignment, attachment, or other transfer, and, when used as a verb, means voluntarily to sell, hypothecate, pledge, assign, or otherwise transfer.

Section II
Formation and Name; Office; Purpose
2.1.    Formation. The Company was formed as a limited liability company on March 23, 2016, pursuant to the Conversion.
2.2.    Name of the Company. The name of the Company shall be “Pepco Holdings LLC.”
2.3.    Purpose. The Company was formed to have all of the powers permitted by Section 18-106 of the Act as amended from time to time.
2.4.    Principal Office. The principal office of the Company shall be located at 701 Ninth Street NW, Washington, DC 20068, or at any other place which the Member or the Board of Directors shall determine.
2.5.    Resident Agent. The name and address of the Company’s resident agent in the State of Delaware shall be set forth in the Certificate of Formation as filed with the Office of the Secretary of State until such time as the statutory agent is changed in accordance with the Act.
2.6.    Members. Immediately following the formation of the Company, PH Holdco LLC was admitted and became the sole Member.
2.7.    Tax Status. The Members shall determine whether the Company shall be treated as an association taxable as a corporation or shall be disregarded as an entity separate from its owner for Federal and state income tax purposes under Treasury Regulations Section 301.7701-3.
2.8.    Authorized Person/Certificate of Formation. The Member and each Director and Officer thereupon are designated as an “authorized person” within the meaning of the Act. Notwithstanding the foregoing, the Member shall not have the right to act as an agent of the Company except as expressly provided in this Agreement.
2.9.    Certificate of Membership Interests. Upon request of a Member, a certificate in the form approved by the Board of Directors shall be issued to the Member to evidence its Interest in the Company.
Section III
Members; Capital; Capital Accounts
3.1.    Initial Capital Contributions. At the effective time of the Conversion, all rights, privileges, powers and assets of PHI became vested in the Company and all debts, liabilities and duties of PHI became debts, liabilities and duties of the Company pursuant to and with the effect provided in Section 18-214(f) of the Act, and the outstanding preferred stock and common stock of PHI was converted into members’ equity of the Company of a single class, without preference or priority.
3.2.    No Other Capital Contributions Required. No Member shall be required to contribute any additional capital to the Company, and except as set forth in the Act, no Member shall have any personal liability for any obligations of the Company.

Section IV
Profit, Loss, and Distributions
4.1.    Distributions of Cash Flow. Cash flow for each taxable year of the Company shall be distributed at such times and in such amounts as determined by the Board of Directors.
4.2.    Allocation of Profit or Loss. All Profit or Loss shall be allocated to the Members.
4.3.    Liquidation and Dissolution. The net assets of the Company shall be distributed to the Members upon dissolution of the Company.
Section V
Management: Rights, Powers, and Duties
5.1.    Members.
5.1.1.    Meetings. The Company may hold meetings of its Members to elect Directors and transact any other business within its powers on any date as determined by the Board of Directors. The time and location of each meeting shall be determined by the Board of Directors or an authorized officer of the Company. The Secretary shall give notice to each Member of each meeting of Members. The notice shall state the time and place of the meeting. Notice is deemed given to a Member when it is delivered personally to the President or Secretary of the Member, or transmitted by facsimile or email or other electronic or digital delivery, at least 24 hours before the time of the meeting or, in the alternative, deposited in the mail addressed to the Member’s address as it shall appear on the records of the Company, at least 72 hours before the time of the meeting. Notice of any meeting of Members is waived by any Member who attends the meeting or who, before or after the meeting, signs a waiver of notice which is filed with the records of the meeting. Any meeting of the Members may adjourn from time to time to reconvene at the same or some other place, and no notice need be given of any such adjourned meeting other than by announcement at the meeting.
5.1.2.    Quorum; Action by Members. Members representing a majority of all Interests outstanding shall constitute a quorum for the transaction of business. In the absence of a quorum, the Members present, by majority vote and without notice other than by announcement at the meeting, may adjourn the meeting from time to time until a quorum shall attend. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified. Unless the Act or this Agreement requires a greater proportion, the action of a majority of the Interests present or represented at a meeting at which a quorum is present is action of the Members. Any action required or permitted to be taken at a meeting of the Members may be taken without a meeting if there is filed with the records of Members’ meetings a unanimous written consent that sets forth the action and is signed by each Member entitled to vote on the matter.
5.1.3.    Actions Requiring Approval of Members. Notwithstanding any contrary provision of this Section 5.1, the following actions shall require approval or consent of the Members representing all outstanding Interests in the Company:
(a)    the admission of additional Members to the Company, other than a Member who is a Successor;

(b)    all mergers, consolidations and conversions to which the Company is a party;
(c)    the sale or transfer of all or substantially all of the assets of the Company; provided that the Company may, without approval or consent of the Members, transfer its ownership interests in all or any part of the Unregulated Businesses to EEDC on or before the Ring-Fence Effective Date;
(d)    the sale or transfer of the Company’s interest in any of its utility subsidiaries;
(e)    the authorization for the Company to take any action described in clauses (a) through (i) of Section 5.2.8 (in addition to any authorization required by Section 5.2.8); and
(f)    the amendment or repeal of the unanimous approval or consent requirement set forth in this Section 5.1.3.
5.2.    Board of Directors
5.2.1.    Function of Directors. The business and affairs of the Company shall be managed under the direction of a Board of Directors appointed as herein provided. From and after the Ring-Fence Effective Date, the Board of Directors shall consist of seven or more natural persons appointed by the Members. At least a majority of the members of the Board of Directors must be "independent" (as defined by New York Stock Exchange rules).  Of the remaining directors, at least one shall be selected from among the officers or employees of the Company or a Company Subsidiary. Three of the members of the Board of Directors shall have a residence or principal place of business or employment in the service territory of the Company’s utility subsidiaries, one from Delmarva Power & Light Company service territory in Delaware, one from Atlantic City Electric Company service territory in New Jersey, and one from Potomac Electric Power Company service territory in Maryland or the District of Columbia. At least one of the members of the Board of Directors shall have a residence in the State of Maryland. At least one of the independent members of the Board of Directors shall be a resident of the District of Columbia. At least one of the members of the Board of Directors shall be the Chief Executive Officer of Potomac Electric Power Company. All powers of the Company may be exercised by or under authority of the Board of Directors, except as conferred on or reserved to the Member by statute or by this Agreement.
5.2.2.    Election and Tenure of Directors. Each Director shall hold office until his or her death, resignation or removal by the Members, provided, however, that effective following the annual election of Directors in 2020, each Independent Director must retire from the Board of Directors at or before the next annual election of Directors by the Members following the Director’s 75th birthday. The Board of Directors has full discretion to decline a tendered resignation if it determines, based on the recommendation of the Corporate Governance Committee of the Exelon Board of Directors, that it is in the best interests of the Company and its Member to extend the Director's continued service for an additional period of time.
5.2.3.    Removals and Vacancies. The Members, at any meeting duly called and at which a quorum is present, may remove any Director or Directors, with or without cause, from office by the affirmative vote of Members holding a majority of the Interests represented at the meeting, and may elect a successor or successors to fill any resulting vacancies for the unexpired terms of the removed Directors. Any vacancy occurring in the Board of Directors from any cause other than by reason of a removal, may be filled by a majority of the remaining Directors although such majority is less than a quorum. Any vacancy occurring by reason of an increase in the number of Directors may be filled by action of the Members or by action of a majority of the Directors.
5.2.4.    Regular Meetings. Regular meetings of the Board of Directors shall be held on such dates during each year as may be designated from time to time by the Board of Directors. All meetings of the Board of Directors shall be held at the general offices of the Company or elsewhere, as ordered by the Board of Directors.
5.2.5.    Special Meetings. Special meetings of the Board of Directors may be held at any time or place upon call by the Chairman of the Board, the Vice Chairman of the Board, or the President and Chief Executive Officer or upon a call by a majority of the Board of Directors by vote at a meeting, or in writing (addressed to the Secretary of the Company) with or without a meeting.
5.2.6.    Notice of Meetings. The Secretary shall give notice to each Director of each regular and special meeting of the Board of Directors. The notice shall state the time and place of the meeting. Notice is deemed given to a Director when it is delivered personally to the Director, left at the Director’s residence or usual place of business, or transmitted by facsimile or email or other electronic or digital delivery, at least 24 hours before the time of the meeting or, in the alternative, deposited in the mail addressed to the Director’s address as it shall appear on the records of the Company, at least 72 hours before the time of the meeting. Notice of any meeting of the Board of Directors is waived by any Director who attends the meeting or who, before or after the meeting, signs a waiver of notice which is filed with the records of the meeting. Any meeting of the Board of Directors, regular or special, may adjourn from time to time to reconvene at the same or some other place, and no notice need be given of any such adjourned meeting other than by announcement at the meeting.
5.2.7.    Quorum; Action by Directors. A majority of the entire Board of Directors shall constitute a quorum for the transaction of business. In the absence of a quorum, the Directors present, by majority vote and without notice other than by announcement at the meeting, may adjourn the meeting from time to time until a quorum shall attend. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified. Unless the Act or this Agreement requires a greater proportion, the action of a majority of the Directors present at a meeting at which a quorum is present is action of the Board of Directors. Any action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting, if a unanimous written consent which sets forth the action is signed by each member of the Board of Directors and filed with the minutes of proceedings of the Board of Directors.
5.2.8.    Unanimous Consent Requirement. Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Members, the Board of Directors, any Director, any Officer or any other Person, neither the Members nor the Board of Directors nor any Director nor any Officer nor any other Person shall be authorized or empowered, nor shall they permit the Company, without the unanimous prior approval of the entire Board of Directors (in addition to any approval or consent of the Members required by Section 5.1.3(e)), to: (a) commence any case, proceeding or other action on behalf of the Company under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization, or relief for debtors; (b) institute proceedings to have the Company adjudicated as bankrupt or insolvent; (c) consent to or acquiesce in the institution of bankruptcy or insolvency proceedings against the Company; (d) file a petition or consent to a petition seeking reorganization, arrangement, adjustment, winding-up, dissolution, composition, liquidation, or other relief on behalf of the Company of its debts under any federal or state law relating to bankruptcy; (e) apply for, or consent to, or acquiesce in the appointment of, a receiver, liquidator, sequestrator, trustee or other officer with similar powers of such Person with respect to the Company; (f) make any assignment for the benefit of the Company’s creditors; (g) admit in writing the Company’s inability to pay its debts generally as they become due; (h) modify the provisions of Section X; or (i) remove the unanimous consent requirement set forth above in this Section 5.2.8.
5.2.9.    Voting Securities of Subsidiaries. The President and Chief Executive Officer, the Secretary, or other Officer authorized by the Board of Directors shall be authorized to exercise rights to vote, approve or consent with respect to voting securities held by the Company in its Subsidiaries on all matters with respect to which holders of securities of Subsidiaries of the Company are entitled to vote or whose approval or consent is requested or required; provided that the Officers of the Company shall vote, approve or consent with respect to voting securities held by the Company for the election of directors of Delmarva Power & Light Company, Atlantic City Electric Company, and Potomac Electric Power Company only as directed or authorized by the Board of Directors. Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Members, the Board of Directors, any Director, any Officer or any other Person, neither the Members nor the Board of Directors nor any Director nor any Officer nor any other Person shall be authorized or empowered, nor shall they permit the Company, without the unanimous prior approval of the entire Board of Directors, to vote securities of Subsidiaries of the Company to authorize, or otherwise exercise a right as the holder of such securities to approve or consent, to the following actions by a Subsidiary of the Company: (a) commence any case, proceeding or other action on behalf of the Subsidiary under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization, or relief for debtors; (b) institute proceedings to have the Subsidiary adjudicated as bankrupt or insolvent; (c) consent to or acquiesce in the institution of bankruptcy or insolvency proceedings against the Subsidiary; (d) file a petition or consent to a petition seeking reorganization, arrangement, adjustment, winding-up, dissolution, composition, liquidation, or other relief on behalf of the Subsidiary of its debts under any federal or state law relating to bankruptcy; (e) apply for, or consent to, or acquiesce in the appointment of, a receiver, liquidator, sequestrator, trustee or other officer with similar powers of such Person with respect to the Subsidiary; (f) make any assignment for the benefit of the Subsidiary’s creditors; (g) admit in writing the Subsidiary’s inability to pay its debts generally as they become due; (h) amend the bylaws or other governing documents of a Subsidiary to remove any requirement for unanimous vote, approval or consent of shareholders of the Subsidiary to take any of the actions set forth above in this Section 5.2.9; or (i) remove the unanimous consent requirement set forth above in this Section 5.2.9.
5.2.10.    Meeting by Conference Telephone. Members of the Board of Directors may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means constitutes presence in person at a meeting.
5.2.11. Board Committees.

(a) Establishment and Powers. The Board of Directors may, by resolution adopted by a majority of the Directors in office, establish one or more committees to consist of one or more Directors of the Company. Any committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all of the powers and authority of the Board of Directors except that a committee shall not have any power or authority as to the following:

(1)    The creation or filling of vacancies in the Board of Directors;

(2) Action on any matter that requires unanimous approval of the entire Board of Directors;

(3)    The amendment of this Agreement;

(4)    The amendment or repeal of any resolution of the Board of Directors;

(5)    Action on matters committed by a resolution of the Board of Directors to another committee of the Board.

(b)    Alternate Committee Members. The Board of Directors may designate one or more Directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of the committee or for the purposes of any written action by the committee. In the absence or disqualification of a member and alternate member or members of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another director to act at the meeting in the place of the absent or disqualified member.

(c)    Term. Each committee of the Board of Directors shall serve at the pleasure of the Board.

(d)    Committee Procedures. The term "Board of Directors" or "Board," when used in any provision of this Agreement, shall be construed to include and refer to any committee of the Board of Directors authorized to act.

5.3.    Officers.
Executive Officers. The Company shall have a President, a Secretary and a Treasurer elected by the Board of Directors. The Board of Directors or a designated committee of the Board of Directors may also elect such other Officers as they may deem necessary for the conduct of the business and affairs of the Company and may determine their duties and responsibilities. A person may hold more than one office in the Company but may not serve concurrently as both President and Vice President of the Company.
5.3.1.    Chairman of the Board. The Chairman of the Board shall preside at all meetings of the Board of Directors and of the Members at which he shall be present. He shall have such other powers as are from time to time assigned to him by the Board of Directors.
5.3.2.    Vice Chairman. In the absence of the Chairman of the Board, the Vice Chairman shall perform all duties of the Chairman of the Board and shall preside at all meetings of the Board of Directors and of the Members at which he shall be present. He shall have such other powers as are from time to time assigned to him by the Board of Directors or the Chairman of the Board.
5.3.3.    Chief Executive Officer. The Chief Executive Officer shall have general and active management of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. In the absence of the Chairman of the Board and the Vice Chairman, or if one (or both) is (or are) not elected, the Chief Executive Officer shall perform all the duties of the Chairman of the Board
5.3.4.    President. The President shall have general executive powers, as well as specific powers conferred by this Agreement. The President, any Vice President, or such other persons as may be designated by the Board of Directors, shall sign all special contracts of the Company, countersign checks, drafts and promissory notes, and such other papers as may be directed by the Board of Directors. The President, or any Vice President, together with the Treasurer or an Assistant Treasurer, shall have authority to sell, assign or transfer and deliver any bonds, stocks or other securities owned by the Company. The President shall also have such other powers and duties as from time to time may be assigned to him or her by the Board of Directors.
5.3.5.    Vice Presidents. Each Vice President shall have such powers and duties as may be assigned to him or her by the Board of Directors, or the Chief Executive Officer, as well as the specific powers assigned by these bylaws. A Vice President may be designated by the Board of Directors or the Chief Executive Officer to perform, in the absence of the President, all the duties of the President.
5.3.6.    Secretary. The Secretary shall attend all meetings of the Members and Board of Directors and shall notify the Members and Directors of such meetings in the manner provided in this Agreement. The Secretary shall record the proceedings of all such meetings in books kept for that purpose, and shall have such other powers and duties as may be assigned by the Board of Directors or the Chairman of the Board, the Vice Chairman of the Board, or the President, as well as the specific powers assigned by this Agreement.
5.3.7.    Treasurer. The Treasurer shall have the care and custody of the funds and valuable papers of the Company, and shall receive and disburse all monies in such manner as may be prescribed by the Board of Directors or authorized by authority of the Board of Directors. The Treasurer shall have such other powers and duties as may be assigned by the Board of Directors, or the Chairman of the Board, the Vice Chairman of the Board, or the President, as well as the specific powers assigned by this Agreement.
5.3.8.    Assistant Officers. The Secretary may appoint Assistant Secretaries and the Treasurer may appoint Assistant Treasurers. Each Assistant Officer can act in the place of the person holding the office to which his or her position relates and perform all of the duties of such Officer. In addition, Assistant Officers shall have such powers as are from time to time assigned to them by the person holding the office to which the Assistant Officer position relates.
5.3.9.    Compensation. Officers of the Company shall receive such compensation as shall be determined by the Board of Directors.
5.3.10.    Election, Tenure and Removal of Officers. The Board of Directors or an authorized committee of the Board of Directors shall elect the Officers. In addition, the Secretary may appoint one or more Assistant Secretaries, and the Treasurer may appoint one or more

Assistant Treasurers. An Officer shall serve until his or her death, resignation or removal or until his or her successor is elected. The Board of Directors or an authorized committee of the Board of Directors may remove an Officer at any time, with or without cause. In addition, the Secretary may remove Assistant Secretaries and the Treasurer may remove Assistant Treasurers with or without cause. The removal of an Officer does not prejudice any of such Officer’s contract rights. The Board of Directors or an authorized committee of the Board of Directors may fill a vacancy which occurs in any office.
Section VI
Liabilities and Indemnification
6.1 Duties of Directors Generally. Except to the extent otherwise provided herein, each Director shall have a duty of loyalty identical to that of directors and officers of business corporations organized under the General Corporation Law of the State of Delaware, as amended. The Members, Directors and Officers shall act in a manner they believe in good faith to be in the best interests of the Company and with such care as an ordinary prudent person in a like position would exercise under similar circumstances. The Members, Directors and Officers are not liable to the Company for any action taken in managing the business or affairs of the Company if the Members, Directors and Officers perform the duties of their office in compliance with the standards contained in this Section and the Act. The Members, Directors and Officers shall not be liable to the Company for any loss or damage sustained by the Company except for (a) any loss or damage resulting from intentional misconduct or knowing violation of law or (b) a transaction for which the Members, Directors and Officers received a personal benefit in violation or breach of the provisions of this Agreement. The Members, Directors and Officers shall be entitled to rely on information, opinions, reports or statements, including but not limited to financial statements or other financial data prepared or presented in accordance with the provisions of the Act. To the fullest extent permitted by applicable law, no Member, Director or Officer of the Company shall be personally liable to the Company or its Members for money damages. No amendment of this Agreement or repeal of any of its provisions shall limit or eliminate the limitation on liability provided to Members, Directors and Officers hereunder with respect to any act or omission occurring prior to such amendment or repeal.
6.2. Indemnity. Subject to the provisions of Section 6.5 hereof, to the fullest extent permitted by law, the Company shall indemnify any Person who is or was party or is threatened to be made party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Company, by reason of the fact that such Person is or was a Director, Member, Officer, controlling Person, employee, legal representative or agent of the Company, or is or was serving at the request of the Company as a member, manager, director, officer, partner, shareholder, controlling Person, employee, legal representative or agent of another limited liability company, partnership, corporation, joint venture, trust or other enterprise (each an “Indemnified Person” and collectively, the “Indemnified Persons”), against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such Person in connection with the action, suit or proceeding if such Person acted in good faith and in a manner which such Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to a criminal action or proceeding, had no reasonable cause to believe such Person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that an Indemnified Person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe such Person’s conduct was unlawful.
6.3 Indemnity for Actions By or In the Right of the Company. Subject to the provisions of Section 6.5 hereof, to the fullest extent permitted by law, the Company shall indemnify any Indemnified Person who was or is party or is threatened to be made party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by such Person in connection with the defense or settlement of the actions or suit if such Person acted in good faith and in a manner which such Person reasonably believed to be in or not opposed to the best interests of the Company. Indemnification may not be made for any claim, issue or matter as to which such Person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the Person is fairly and reasonably entitled to indemnify for such expenses as the court deems proper.
6.4. Indemnify if Successful. To the fullest extent permitted by law, the Company shall indemnify any Person who is an Indemnified Person against expenses, including attorneys’ fees, actual and reasonably incurred by such Person in connection with the defense of any action, suit or proceeding referred to in Section 6.2 or 6.3 or in defense of any claim, issue or matter therein, to the extent that such Person has been successful on the merits.
6.5. Expenses. Any indemnification under Section 6.2 or 6.3, as well as the advance payment of expenses permitted under Section 6.6 unless ordered by a court or advanced pursuant to Section 6.6, shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Indemnified Person is proper in the circumstances. The determination shall be made: (a) by the Member if the Member was not a party to the act, suit or proceeding; or (b) if the Member was a party to the act, suit or proceeding, by independent legal counsel in a written opinion.
6.6. Advance Payment of Expense. The expenses of each such Indemnified Person incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an understanding by or on behalf of such Indemnified Person to repay the amount if it is ultimately determined by a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified by the Company. The provisions of this Section 6.6 shall not affect any rights to advancement of expenses to which personnel other than the Members or Directors, other than the Independent Director, may be entitled under any contract or otherwise by law.
6.7. Other Arrangements Not Excluded. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this Section VI: (a) does not exclude any other rights to which a Person seeking indemnification or advancement of expenses may be entitled under any agreement, decision of the Member or otherwise, for either an action of any Indemnified Person in its official capacity or an action in another capacity while holding such position except that indemnification and advancement, unless ordered by court pursuant to Section 6.6, may not be made to or on behalf of such Indemnified Person if final adjudication established that its acts or omissions involved intentional misconduct, fraud or knowing violation of the law and were material to the cause of action; and (b) continues for a Person who has ceased to be an Indemnified Person and insures the benefit of the successors, heirs, executors and administrators of such Person.
6.8. Survival. The foregoing provisions of this Section VI shall survive any termination of this Agreement.
6.9. Amendments. Any repeal or modification of this Section VI shall not adversely affect any rights of any Indemnified Person pursuant to this Section VI, including the right to indemnification and to the advancement of expenses of an Indemnified Person existing at the time of such repeal or modification with respects to any acts or omissions occurring prior to such repeal or modification.
6.10. Nonpetition by Officers and Directors. Each Officer and Director shall agree, on account of any indemnification or other payment owing to such Officer or Director by the Company under Section VI or any payment otherwise owing to such Officer or Director from the Company, not to acquiesce, petition or otherwise invoke or cause the Company to invoke the process of any court or governmental authority for the purpose of commencing or sustaining an involuntary case against the Company under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Company or any substantial part of the property of the Company, or ordering the winding up or liquidation of the affairs of the Company. Each Officer and Director shall be deemed to have consented to (a) the provisions of this Section 6.10 by accepting an appointment as an Officer or Director, as applicable, and (b) the Company and the Member shall have the right to enforce the provisions of this Section 6.10.
Section VII
Transfer of Interests and Withdrawals of Members
7.1.    Transfers. A Member may otherwise Transfer all or any portion of the Interest to one or more Successors in accordance with Section 7.2.
7.2.     Transfer to a Successor. In the event of any Transfer of all or any part of a Member’s Interest to a Successor, the Successor shall be admitted to the Company as a Member upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the Transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company.
Section VIII
Dissolution, Liquidation, and Termination of the Company
8.1.Events of Dissolution. The Company shall be dissolved and its affairs wound up if: (a) the Board of Directors votes unanimously to dissolve the Company and the Member approves such action; or (b) a decree of judicial dissolution is entered under Section 18-802 of the Act.

8.2.Bankruptcy of a Member. The bankruptcy of a Member shall not cause the Member to cease to be a member of the Company. Upon the occurrence of such an event, the business of the Company shall continue without dissolution. Notwithstanding any other provision of this Agreement, each Member waives any right that it might have under the Act to agree in writing to dissolve the Company upon the bankruptcy of a Member or the occurrence of any such event that causes a Member to cease to be a member of the Company.
8.3.Procedure for Winding Up and Dissolution. If the Company is dissolved, the affairs of the Company shall be wound up. On winding up of the Company, the assets of the Company shall be distributed, first, to creditors of the Company in satisfaction of the liabilities of the Company, and then to the Persons who are the Members of the Company in proportion to their Interests.
8.4.Filing of Cancellation of Certificate. Following the winding up of the Company, a Certificate of Cancellation of the Certificate of Formation of the Company shall be promptly filed with the Secretary of State of the State of Delaware. If there are no remaining Members, the Certificate of Cancellation shall be filed by the last Person to be a Member who was an authorized person within the meaning of the Act.
Section IX
Books, Records, Accounting, and Tax Elections
9.1.    Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts opened in the Company’s name. Unless otherwise provided by the Board of Directors, the Treasurer shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.
9.2.    Fiscal Year. The fiscal year of the Company shall be the twelve calendar month period ending December 31 in each year, unless otherwise provided by the Board of Directors.
Section X
Separateness
10.1.    Separateness Generally. The Company shall hold itself out to the public and all other Persons as a legal entity separate from Exelon and its Affiliates and the Members and conduct business in accordance with this Section 10.1.
10.1.1. Separate Records. The Company shall maintain its own separate books, records, accounts, and financial statements reflecting its separate assets and liabilities. The Company shall maintain its financial statements separate from those of any other Person other than the Company’s consolidated Subsidiaries.
10.1.2. Separate Assets. The Company will maintain in its own name all assets and other interests in property used or useful in its business and ensure that title to all real and personal property acquired by it is acquired, held and conveyed in its name. The Company will not transfer its ownership interest in any such property to Exelon or an Affiliate of Exelon without approval, if required, of state or local utility regulatory authorities and any required approval under the Federal Power Act; provided that the foregoing shall not limit the ability of the Company to transfer to Exelon, EEDC, the Members or other Affiliates of Exelon any business or operations of the Company or its Subsidiaries that are not regulated by state or local utility regulatory authorities. The Company shall not commingle its funds or other assets with the funds or other assets of any other Person, and not maintain any funds or other assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual funds or other assets as separate from those of Affiliates, Members or any other Person.
10.1.3. Separate Formalities. The Company shall conduct its business in its own name through its duly authorized Directors, officers and agents and comply with all organizational formalities in its dealings with other Persons to maintain its separate existence. The Company shall maintain a separate name from and will not use the trademarks, service marks or other similar intellectual property of Exelon or other Affiliates of Exelon, except that the Company may identify itself as an Affiliate of Exelon on a basis consistent with utility Subsidiaries of Exelon. The Company shall use commercially reasonable efforts to correct any known misunderstanding regarding its separate identity. The Company shall, conduct its dealings with other Persons (including the Members and Affiliates) on an arm’s length, fair and reasonable basis.
10.1.4. Separate Credit. The Company shall not assume liability for the debts of Exelon, the Members, or any other Affiliate of the Company other than a Company Subsidiary. The Company shall not guarantee the debt or credit instruments of Exelon, the Members, or any Affiliate of the Company other than a Company Subsidiary. The Company will use reasonable efforts and prudence to preserve investment grade credit ratings. The Company shall account for and manage all of its liabilities separately from any other Person and pay its obligations and liabilities out of its own funds. The Company shall not hold out its credit as being available to satisfy the obligations or liabilities of any other Person other than a Company Subsidiary, except for obligations or liabilities relating to assets transferred to the Company or a Company Subsidiary from any other Person. The Company shall maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; provided, however, the foregoing shall not require the Members to make any additional capital contributions to the Company.
10.2.    No Effect.  Failure by the Company to comply with any of the obligations set forth above shall not affect the status of the Company as a separate legal entity.
Section XI
General Provisions
11.1. Assurances. The Members shall execute all such certificates and other documents and shall do all such filing, recording, publishing, and other acts as the Member deems appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Company.
11.2. Applicable Law. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of Delaware.
11.3. Section Titles. The headings herein are inserted as a matter of convenience only, and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

11.4. Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the Member and the Member’s heirs, executors, administrators, personal and legal representatives, successors, and permitted assigns.
11.5. Rules of Construction. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, and plural, as the identity of the Person may in the context require. Unless a clear contrary intention appears: (a) the singular number includes the plural number and vice versa; (b) reference to either gender includes the other gender; (c) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (d) the words “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section, paragraph or other provision hereof; (e) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (f) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time; and (g) headings to Sections and paragraphs are for convenience only and do not affect the interpretation of this Agreement.
11.6. Amendments. This Agreement may be amended or modified by a written instrument executed by all of the Members.
11.7. Separability of Provisions. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

IN WITNESS WHEREOF, the undersigned have executed, or caused this Agreement to be executed, as of the date set forth above.
PEPCO HOLDINGS LLC

By: _________________________________________
Thomas O’Neill
Secretary

PH HOLDCO LLC

By: _________________________________________
Thomas O’Neill
Secretary